Exhibit 99.1

Independence Realty Trust Announces Third Quarter 2025 Financial Results

PHILADELPHIA – (BUSINESS WIRE) – October 29, 2025 — Independence Realty Trust, Inc. (“IRT”) (NYSE: IRT), a multifamily apartment REIT, announces its third quarter 2025 financial results.

Q3 2025 EPS of $0.03

Q3 CFFO Per Share of $0.29

In Line with Expectations

2.7% Same-Store NOI Growth in Q3

1.4% Increase in Rental Revenue and 0.7% Decrease in Property Operating Expenses

95.6% Same-Store Occupancy at End of Q3

60.4% Resident Retention Rate in Q3

Completed 788 Renovations in Value Add Program

Achieved Average ROI of 14.8% During Q3

Accretive Investment Activity

Acquired Two Communities in Orlando During Q3 for an Aggregate Purchase Price of $155 million

Capital Recycling Out of Three Communities to Fund Higher Growth Investments is Progressing

Balance Sheet Remains Strong

Conservative Leverage and Ample Liquidity to Fund Growth

Reaffirmed Full Year 2025 Guidance Midpoints

Management Commentary

“Third quarter same-store NOI growth of 2.7% and CFFO per share of $0.29 were in-line with our expectations. We remain committed to prioritizing stable occupancy, which will position us to capture improving rental rate growth as supply pressures continue to recede,” said Scott Schaeffer, Chairman and CEO. “I am also pleased to report bad debt during the third quarter improved to less than 1% of same-store revenues driven by improved processes and our investments in technology. We will continue to invest in technologies to drive further operational efficiencies that enhance the resident experience while benefiting shareholders.”

Third Quarter Summary

•

Net income available to common shares of $6.9 million for the quarter ended September 30, 2025 compared to $12.4 million for the quarter ended September 30, 2024. Earnings per diluted share (“EPS”) of $0.03 for the quarter ended September 30, 2025 compared to $0.05 for the quarter ended September 30, 2024.

•	Same-store portfolio net operating income (“NOI”) growth of 2.7% for the quarter ended September 30, 2025 compared to the quarter ended September 30, 2024.

•

Core Funds from Operations (“CFFO”) of $70.0 million for the quarter ended September 30, 2025 compared to $66.8 million for the quarter ended September 30, 2024. CFFO per share was $0.29 for the third quarter of 2025 and for the third quarter of 2024.

•	Adjusted EBITDA of $92.6 million for the quarter ended September 30, 2025 compared to $87.5 million for the quarter ended September 30, 2024.

•	Value add program completed renovations of 788 units during the quarter ended September 30, 2025, achieving a weighted average return on investment during the quarter of 14.8%.

Included later in this press release are definitions of NOI, CFFO, Adjusted EBITDA and other Non-GAAP financial measures and reconciliations of such measures to their most comparable financial measures as calculated and presented in accordance with GAAP, as well as discussion of our same-store methodology.

Same-Store Portfolio(1) Operating Results

	Three Months Ended	Nine Months Ended
	September 30, 2025 Compared to	September 30, 2025 Compared to
	Three Months Ended	Nine Months Ended
	September 30, 2024	September 30, 2024
Rental and other property revenue	1.4% increase	1.6% increase
Property operating expenses	0.7% decrease	0.1% decrease
NOI	2.7% increase	2.7% increase
Portfolio average occupancy	10 bps decrease to 95.3%	40 bps increase to 95.4%
Portfolio average rental rate	0.6% increase to $1,581	0.9% increase to $1,577
NOI Margin	90 bps increase to 63.4%	60 bps increase to 63.0%

	Q2 2025	Q3 2025
Same-Store Portfolio(1)
Average Occupancy	95.3%	95.3%
Lease Over Lease Effective Rental Rate Growth:(2)
New Leases	(3.1)%	(3.5)%
Renewal Leases	3.9%	2.6%
Blended	0.7%	0.1%
Resident Retention Rate	58.4%	60.4%
Same-Store Portfolio excluding Ongoing Value Add
Average Occupancy	95.5%	95.8%
Lease Over Lease Effective Rental Rate Growth:(2)
New Leases	(3.8)%	(4.3)%
Renewal Leases	3.9%	2.5%
Blended	0.4%	(0.3)%
Resident Retention Rate	58.7%	60.7%
Value Add (34 properties with Ongoing Value Add)
Average Occupancy	95.0%	94.4%
Lease Over Lease Effective Rental Rate Growth:(2)
New Leases	(2.1)%	(2.2)%
Renewal Leases	3.9%	2.7%
Blended	1.1%	0.7%
Resident Retention Rate	58.0%	59.7%

(1)	Same-store portfolio includes 105 properties, which represent 30,502 units.
(2)	Lease-over-lease effective rent growth represents the change in effective monthly rent, as adjusted for concessions, for each unit that had a prior lease and current lease that are for a term of 9-14 months. Q2 2025 new, renewal, and blended lease over lease rent growth for all leases was (3.4)%, 4.2%, and 0.7%, respectively. Q3 2025 new, renewal, and blended lease over lease rent growth for all leases was (3.9)%, 2.8% and 0.1%, respectively.

Value Add Program

We completed renovations of 788 units during the three months ended September 30, 2025, achieving a weighted average return on investment of 14.8%, with an average cost per unit renovated of $20,269, and an average monthly rent increase per unit of $249 over unrenovated comparable units. We completed renovations of 1,517 units during the nine months ended September 30, 2025, achieving a weighted average return on investment of 15.4%, with an average cost per unit renovated of $19,612, and an average monthly rent increase per unit of $252 over unrenovated comparable units. See the Value Add Summary page of our supplemental information for additional information on our projects’ life to date as of September 30, 2025.

Investment Activity

Acquisitions

•	On July 31,2025, we acquired 3030 at Apopka, a 240-unit community in Orlando, Florida, for $60.25 million.

•	On August 14, 2025, we acquired M2 at Millenia 700, a 403-unit community, also in Orlando, Florida for $94.75 million.

•	The aggregate purchase price of these two acquisitions totaled $155.0 million, and the acquisitions increased our exposure in Orlando, Florida from 617 units to 1,260 units.

•	We used $101.0 million of proceeds from sales of our common stock under our forward sale agreements to acquire these communities on a leverage-neutral and CFFO accretive basis.

Properties Held for Sale

As of September 30, 2025, we had three properties classified as held for sale.

•	Jamestown at St. Matthews: During the three months ended June 30, 2025, we classified this property in Louisville, Kentucky, as held for sale. This property is under contract for sale and the sale is expected to close by year end at a gain of approximately $18.0 million.

•	Stonebridge Crossing: During the three months ended June 30, 2025, we classified this property in Memphis, Tennessee as held for sale. We are actively marketing this property for sale and expect it to close in early 2026.

•	Bella Terra at City Center: During the three months ended June 30, 2025, we classified this property in Denver, Colorado as held for sale. We recognized a loss on impairment of $12.8 million in the third quarter of 2025. We expect the sale of this property to occur in 2026.

Joint Ventures

•	Metropolis at Innsbrook, Richmond, Virginia: On July 21, 2025, the joint venture sold this 402-unit apartment community. We received $31.1 million in proceeds from the sale, comprised of a return of our initial investment of $24.5 million and equity proceeds of $6.6 million. We recognized a gain on sale of $10.4 million in the third quarter of 2025.

•	The Approach, Indianapolis, Indiana: On October 8, 2025, we entered into a joint venture for the development of a to-be-built multifamily project comprised of 318 units just outside Indianapolis, Indiana. We have committed to invest an aggregate of $20.0 million in this joint venture, and, as of October 8, 2025, had funded $1.7 million on account of this commitment.

•	Views of Music City II, Nashville, Tennessee: On October 9, 2025, our joint venture partner redeemed our investment in this property, comprised of a return of our initial capital of $5.9 million and a preferred return of $3.3 million. We recognized the preferred return of $3.3 million in Income (loss) from unconsolidated real estate entities in October 2025. Under the terms of our joint venture agreement, we are entitled to the right of first refusal on the sale of the property.

Capital Expenditures

Across our total portfolio for the three months ended September 30, 2025, recurring capital expenditures were $8.6 million, or $246 per unit, value add expenditures were $14.7 million, non-recurring expenditures were $16.9 million and development expenditures were $1.0 million, respectively. For the nine months ended September 30, 2025, recurring capital expenditures were $24.6 million, or $707 per unit, value add expenditures were $31.9 million, non-recurring expenditures were $39.2 million and development expenditures were $9.9 million, respectively.

Capital Markets

In connection with our previously announced public offering of 11,500,000 shares of common stock, in September 2024, we entered into forward sale agreements with Citigroup. On September 29, 2025, we physically settled 5,300,000 of those shares pursuant to the forward sale agreements at a weighted average price of $19.06 per share, resulting in proceeds to us of $101.0 million which we used to fund acquisitions. The scheduled maturity date of our forward sale agreements is December 31, 2025. As of September 30, 2025, there were 300,000 shares of common stock remaining under our forward sale agreements with Citigroup and 2,681,000 shares remaining to be settled pursuant to the forward sale transactions entered into under our At-the-Market offering program, for a combined total of 2,981,600 shares of our common stock. Assuming the 2,981,600 shares were settled at the September 30, 2025 forward sales price, we would receive additional proceeds of approximately $61.7 million.

Balance Sheet and Liquidity

At September 30, 2025, our net debt to Adjusted EBITDA was 6.0x. As of the same date and including the effect of hedges, our weighted average effective interest rate on our consolidated debt was 4.3% with a weighted average maturity of 3.2 years, and 99.7% of our debt was either subject to fixed interest rates or was hedged. Also as of September 30, 2025, we had approximately $628.1 million in liquidity through a combination of unrestricted cash and cash equivalents, unsettled proceeds related to forward sale agreements (assuming the forward sale agreements are physically settled at the forward price determined at the closing of such forward sale agreements), and capacity under our unsecured revolver.

Dividend Distribution

On September 8, 2025, our Board of Directors declared a quarterly dividend of $0.17 per share of common stock. The third quarter dividend was paid on October 24, 2025 to stockholders of record at the close of business on September 30, 2025.

2025 EPS, FFO and CFFO Guidance

We updated our previously issued 2025 EPS, FFO, and CFFO per share guidance as summarized below. A reconciliation of our projected EPS to our projected FFO and CFFO per share is included below. See the schedules and definitions at the end of this release for further information regarding how we calculate CFFO and for management’s definition and rationale for the usefulness of CFFO.

	Previous Guidance		Current Guidance		Change at Midpoint
2025 Full Year EPS and CFFO Guidance(1)	Low	High	Low	High
Earnings per share (3)	$0.475	$0.535	$0.27	$0.28	$(0.23)
Adjustments:
Depreciation and amortization	1.02	1.02	1.00	1.00	(0.02)
Gains on sale included with income from unconsolidated real estate entities (2)	(0.04)	(0.04)	(0.04)	(0.04)	—
Gain on sale of real estate assets (3)	(0.25)	(0.30)	(0.03)	(0.03)	0.25
FFO per share	1.195	1.215	1.20	1.21	—
Loan (premium accretion) discount amortization, net	(0.03)	(0.03)	(0.03)	(0.03)	—
CFFO per share	$1.165	$1.185	$1.17	$1.18	$—
Weighted average shares and units (in millions)	241.6		240.2		(1.4)

(1)

This guidance, including the underlying assumptions presented in the table on the following page, constitutes forward-looking information. Actual full year 2025 EPS, FFO, and CFFO could vary significantly from the projections presented. See “Forward-Looking Statements”. Our guidance is based on the key guidance assumptions detailed below.

(2)	Represents income from unconsolidated real estate entities we recognized in the third quarter of 2025 with respect to the Metropolis joint venture sale discussed above.
(3)	Change in EPS at the midpoint is due to fewer gains on sale from lower disposition volume. Gain on sale of real estate assets includes gains on sale (loss on impairment) recognized with respect to the one property in Birmingham, Alabama sold in the first quarter of 2025 and two of the properties classified as held for sale as of September 30, 2025.

2025 Guidance Assumptions(1)

Our key guidance assumptions for 2025 are enumerated below. See the definitions at the end of this release for further information regarding our same-store definitions.

Same-Store Portfolio:	Previous 2025 Outlook:	Current 2025 Outlook:	Change at Midpoint
Number of properties/units	105 properties / 30,502 units	105 properties / 30,502 units	—
Property revenue growth	1.5% - 1.9%	1.6% - 1.8%	—
Controllable operating expense growth	1.7% - 2.1%	1.8% - 2.0%	—
Real estate tax and insurance expense growth	(0.8%) - 0.0%	(0.6%) - (0.2%)	—
Total operating expense growth	0.7% - 1.3%	0.9% - 1.1%	—
NOI growth	1.7% - 2.5%	1.9% - 2.3%	—

Corporate Expenses ($ in millions)
General and administrative & property management expenses	$54 - $56	$54 - $55	$(0.5)
Interest expense(2)	$88 - $90	$86 - $88	$(2.0)

Transaction/Investment Volume(3) ($ in millions)
Acquisition volume	$580 - $650	$215	$(400)
Disposition volume	$385 - $435	$161	$(249)

Capital Expenditures ($ in millions)
Recurring	$27 - $29	$29 - $30	$1.5
Value add renovation program	$38 - $42	$38 - $40	$(1.0)
Non-recurring and revenue enhancing	$43 - $47	$46 - $48	$2.0
Development	$5 - $6	$5 - $6	—

(1)

This guidance, including the underlying assumptions, constitutes forward-looking information. Actual results could vary significantly from the projections presented. We undertake no duty to update the assumptions used in our guidance except as required by law. See “Forward-Looking Statements.”

(2)

Interest expense includes amortization of deferred financing costs but excludes loan premium accretion, net. As a result of purchase accounting we recorded loan premiums, net, that are accreted into and reduce GAAP interest expense over the remaining term of the associated debt. However, loan premium accretion is excluded from CFFO.

(3)	Acquisition volume reflects one property in Indianapolis, Indiana that was acquired for $59.5 million in the first quarter of 2025 and two properties in Orlando, Florida that were acquired for an aggregate purchase price of $155.0 million in the third quarter of 2025. Disposition volume reflects the sale of one property sold for $111.0 million in the first quarter of 2025 and approximately $50.0 million related to the expected disposition of one of the three properties classified as held for sale as of September 30, 2025. We continue to evaluate our portfolio for capital recycling opportunities so actual acquisition and disposition volume could vary significantly from our projections.

Selected Financial Information

See the schedules at the end of this earnings release for selected financial information for IRT.

Non-GAAP Financial Measures and Definitions

We disclose the following non-GAAP financial measures in this earnings release: FFO, CFFO, NOI and Adjusted EBITDA. Included at the end of this release are definitions of these non-GAAP financial measures and a reconciliation of our reported net income to our FFO and CFFO, a reconciliation of our same-store NOI to our reported net income, a reconciliation of our Adjusted EBITDA to net income, and management’s rationales for the usefulness of each of these and other non-GAAP financial measures used in this release.

Conference Call

All interested parties can listen to the live conference call webcast at 9:00 AM ET on Thursday, October 30, 2025 from the investor relations section of the IRT website at www.irtliving.com or by dialing 1.888.440.3307, access code 1963990. For those who are not available to listen to the live call, the replay will be available shortly following the live call from the investor relations section of IRT’s website until the next earnings release. A replay of the conference call can also be accessed telephonically until Thursday, November 6, 2025 by dialing 1.800.770.2030, access code 1963990.

Supplemental Information

We produce supplemental information that includes details regarding the performance of the portfolio, financial information, non-GAAP financial measures, same-store portfolio information and other useful information for investors. The supplemental information is available via our website, www.irtliving.com, through the "Investor Relations" section.

About Independence Realty Trust, Inc.

Independence Realty Trust, Inc. (NYSE: IRT), an S&P 400 MidCap Company, is a real estate investment trust (“REIT”) that owns and operates multifamily communities, across non-gateway U.S. markets. IRT’s investment strategy is focused on gaining scale near major employment centers within key amenity rich submarkets that offer good school districts and high-quality retail. IRT’s main objective is to provide attractive risk-adjusted returns to shareholders through diligent portfolio management, strong operational performance, and a consistent return on capital through distributions and capital appreciation. More information may be found on the Company’s website www.irtliving.com.

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, our earnings guidance, and the assumptions underlying such guidance, our planned use of remaining proceeds from our sales of common stock on a forward basis, our expectations with respect to the three properties  which are classified as held for sale, our expectations with respect to our new joint venture and our expectations with respect to future acquisitions and dispositions. All statements in this release that address financial and operating performance, events or developments that we expect or anticipate will occur or be achieved in the future are forward-looking statements.

Our forward-looking statements are not guarantees of future performance and involve estimates, projections, forecasts and assumptions, including as to matters that are not within our control, and are subject to risks and uncertainties including, without limitation, risks and uncertainties related to changes in market demand for rental apartment homes and pricing pressures, including from competitors, that could lead to declines in occupancy and rent levels, uncertainty and volatility in capital and credit markets, including changes that reduce availability, and increase costs, of capital, unexpected changes in our intention or ability to repay certain debt prior to maturity, increased costs on account of inflation, increased competition in the labor market, our planned use of the remaining proceeds from our sales of common stock on a forward basis, inability to sell certain assets, including those assets designated as held for sale, within the time frames or at the pricing levels expected, failure to achieve expected benefits from the redeployment of proceeds from asset sales, inability or failure to achieve anticipated benefits from future acquisitions and dispositions, delays in completing, and cost overruns incurred in connection with, our value add initiatives and failure to achieve rent increases and occupancy levels on account of the value add initiatives, unexpected impairments or impairments in excess of our estimates, increased regulations generally and specifically on the rental housing market, including legislation that may regulate rents and fees or delay or limit our ability to evict non-paying residents, risks endemic to real estate and the real estate industry generally, the impact of potential outbreaks of infectious diseases and measures intended to prevent the spread or address the effects thereof, economic conditions, including inflation and recessionary conditions and their related impacts on the real estate industry, U.S. and global trade policies and tensions, including changes in, or the imposition of, tariffs and/or trade barriers and the economic impacts, volatility and uncertainty resulting therefrom, the impacts from the U.S. government shutdown, the effects of natural and other disasters, unknown or unexpected liabilities, including the cost of legal proceedings, costs and disruptions as the result of a cybersecurity incident or other technology disruption, including but not limited to a third party's unauthorized access to our data or the data of our residents, unexpected capital needs, inability to obtain appropriate insurance coverages at reasonable rates, or at all, or losses from catastrophes in excess of our insurance coverages, and share price fluctuations. Please refer to the documents filed by us with the SEC, including specifically the “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2024 and our Quarterly Report on Form 10-Q for the quarter ended March 31,2025, and our other filings with the SEC, which identify additional factors that could cause actual results to differ from those contained in forward-looking statements.

These forward-looking statements are based upon the beliefs and expectations of our management at the time of this release and our actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. We undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as may be required by law.

Schedule I

Independence Realty Trust, Inc.

Selected Financial Information

Dollars in thousands, except per share data

(unaudited)

	For the Three Months Ended
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Selected Financial Information:
Operating Statistics:
Net income (loss) available to common shares	$6,893	$8,046	$8,354	$(1,001)	$12,365
Earnings per share -- diluted	$0.03	$0.03	$0.04	$0.00	$0.05
Rental and other property revenue	$166,888	$161,891	$160,905	$160,617	$159,860
Property operating expenses	$61,699	$60,935	$59,263	$54,195	$60,538
NOI	$105,189	$100,956	$101,642	$106,422	$99,322
NOI margin	63.0%	62.4%	63.2%	66.3%	62.1%
Adjusted EBITDA	$92,643	$87,556	$85,748	$94,533	$87,453
FFO per share	$0.30	$0.28	$0.28	$0.33	$0.30
CFFO per share	$0.29	$0.28	$0.27	$0.32	$0.29
Dividends per share	$0.17	$0.17	$0.16	$0.16	$0.16
CFFO payout ratio	58.6%	60.7%	59.3%	50.0%	55.2%

Portfolio Data:
Total gross assets	$7,058,026	$6,874,320	$6,844,114	$6,882,296	$6,733,864
Total number of operating properties (a)	115	113	113	113	110
Total units (a)	33,818	33,175	33,175	33,615	32,670
Portfolio period end occupancy (a)	95.1%	95.2%	94.9%	95.4%	95.5%
Portfolio average occupancy (a)	94.9%	95.2%	95.3%	95.4%	95.4%
Portfolio average effective monthly rent, per unit (a)	$1,593	$1,582	$1,583	$1,572	$1,571
Same-store portfolio period end occupancy (b)	95.6%	95.4%	95.1%	95.5%	95.6%
Same-store portfolio average occupancy (b)	95.3%	95.3%	95.5%	95.5%	95.4%
Same-store portfolio average effective monthly rent, per unit (b)	$1,581	$1,575	$1,573	$1,571	$1,571

Capitalization:
Total debt (c)	$2,296,202	$2,249,801	$2,253,957	$2,333,683	$2,286,694
Common share price, period end	$16.39	$17.69	$21.23	$19.84	$20.50
Market equity capitalization	$4,016,286	$4,241,203	$5,088,933	$4,697,713	$4,736,212
Total market capitalization	$6,312,488	$6,491,004	$7,342,890	$7,031,396	$7,022,906
Total debt/total gross assets	32.5%	32.7%	32.9%	33.9%	34.0%
Net debt to adjusted EBITDA (d)	6.0x	6.3x	6.3x	5.9x	6.3x
Interest coverage	4.5x	4.7x	4.4x	4.8x	4.8x

Common shares and OP Units:
Shares outstanding	239,103,283	233,809,823	233,763,180	230,838,249	225,093,090
OP units outstanding	5,941,643	5,941,643	5,941,643	5,941,643	5,941,643
Common shares and OP units outstanding	245,044,926	239,751,466	239,704,823	236,779,892	231,034,733
Weighted average common shares and OP units	239,576,189	239,438,276	236,665,226	230,893,621	230,762,299

(a)

Excludes our development projects Destination at Arista and Flatirons Flats, as applicable. See the definitions at the end of this release. Destination at Arista no longer met the definition of a development project in the fourth quarter of 2024.

(b)	Same-store portfolio consists of 105 properties, which represent 30,502 units.
(c)	Includes indebtedness associated with real estate held for sale, as applicable.
(d)

Reflects net debt to Adjusted EBITDA, which is annualized for each period presented, including adjustments for the timing of acquisitions and dispositions impacting quarterly EBITDA. For the five quarters ended September 30, 2025, net debt to Adjusted EBITDA excluding adjustments for timing of acquisitions and dispositions was 6.1x, 6.3x, 6.4x, 6.0x, and 6.4x, respectively.

Schedule II

Independence Realty Trust, Inc.

Reconciliation of Net Income (Loss) to Funds from Operations and Core Funds From Operations

Dollars in thousands, except per share data

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Funds From Operations (FFO):
Net income	$6,995	$12,620	$23,693	$41,134
Add-Back (Deduct):
Real estate depreciation and amortization	61,282	54,880	178,964	162,028
Our share of real estate depreciation and amortization from investments in unconsolidated real estate entities	375	598	1,289	1,793
Loss on impairment (gain on sale) of real estate assets, net, excluding prepayment gains	12,841	160	12,914	(9,113)
Gain on sale of real estate associated with unconsolidated real estate entities	(10,389)	—	(10,389)	—
FFO	$71,104	$68,258	$206,471	$195,842
FFO per share	$0.30	$0.30	$0.87	$0.85
CORE Funds From Operations (CFFO):
FFO	$71,104	$68,258	$206,471	$195,842
Add-Back (Deduct):
Other depreciation and amortization	453	382	1,292	1,083
Casualty losses	419	1,249	559	4,015
Loan (premium accretion) discount amortization, net	(2,001)	(2,239)	(6,015)	(6,918)
Prepayment (gains) penalties on asset dispositions	—	(848)	(1,570)	(1,953)
Loss (gain) on extinguishment of debt	—	—	67	(203)
Other loss	12	—	115	1
CFFO	$69,987	$66,802	$200,919	$191,867
CFFO per share	$0.29	$0.29	$0.84	$0.83
Weighted-average shares and units outstanding	239,576,189	230,762,299	238,570,560	230,689,617

Schedule III

Independence Realty Trust, Inc.

Reconciliation of Net Income (Loss) to Same-Store Net Operating Income (a)

Dollars in thousands

(unaudited)

	For the Three Months Ended
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Net income (loss)	$6,995	$8,172	$8,526	$(1,100)	$12,620
Other revenue	(250)	(297)	(338)	(346)	(275)
Property management expenses	7,891	7,715	7,826	7,379	7,379
General and administrative expenses	4,905	5,982	8,406	4,856	4,765
Depreciation and amortization expense	61,735	59,794	58,725	57,742	55,261
Casualty losses (gains), net	419	255	(115)	(80)	1,249
Interest expense	20,455	18,773	19,348	19,770	18,308
Loss on impairment (gain on sale) of real estate assets, net	12,841	—	(1,496)	20,928	(688)
Loss on extinguishment of debt	—	—	67	2	—
Other loss	12	—	103	—	—
(Income) loss from investments in unconsolidated real estate entities	(9,814)	562	590	(2,729)	703
NOI	105,189	100,956	101,642	106,422	99,322
Less: Non same-store portfolio NOI	9,799	8,489	8,878	8,778	6,482
Same-store portfolio NOI	95,390	92,467	92,764	97,644	92,840

(a)	Same-store portfolio consists of 105 properties, which represent 30,502 units.

Schedule IV

Independence Realty Trust, Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA and Interest Coverage Ratio

Dollars in thousands

(unaudited)

	Three Months Ended
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Net income (loss)	$6,995	$8,172	$8,526	$(1,100)	$12,620
Add-Back (Deduct):
Interest expense	20,455	18,773	19,348	19,770	18,308
Depreciation and amortization	61,735	59,794	58,725	57,742	55,261
Casualty losses (gains), net	419	255	(115)	(80)	1,249
Loss on impairment (gain on sale) of real estate assets, net	12,841	—	(1,496)	20,928	(688)
Loss on extinguishment of debt	—	—	67	2	—
(Income) loss from investments in unconsolidated real estate entities	(9,814)	562	590	(2,729)	703
Other loss	12	—	103	—	—
Adjusted EBITDA	$92,643	$87,556	$85,748	$94,533	$87,453

INTEREST COST:
Interest expense	$20,455	$18,773	$19,348	$19,770	$18,308

INTEREST COVERAGE:	4.5x	4.7x	4.4x	4.8x	4.8x

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Net income	$6,995	$12,620	$23,693	$41,134
Add-Back (Deduct):
Interest expense	20,455	18,308	58,575	56,371
Depreciation and amortization	61,735	55,261	180,256	163,112
Casualty losses	419	1,249	559	4,015
Loss on impairment (gain on sale) of real estate assets, net	12,841	(688)	11,344	(11,066)
Loss (gain) on extinguishment of debt	—	—	67	(203)
(Income) loss from investments in unconsolidated real estate entities	(9,814)	703	(8,663)	2,382
Other loss	12	—	115	1
Adjusted EBITDA	$92,643	$87,453	$265,946	$255,746

INTEREST COST:
Interest expense	$20,455	$18,308	$58,575	$56,371

INTEREST COVERAGE:	4.5x	4.8x	4.5x	4.5x

Schedule V

Independence Realty Trust, Inc.

Definitions

Average Effective Monthly Rent per Unit

Average effective rent per unit represents the average of net rent amounts, after concessions amortized over the life of the lease, divided by the average occupancy (in units) for the period presented. We believe average effective rent is a helpful measurement in evaluating average pricing. This metric, when presented, reflects the average effective rent per month.

Average Occupancy

Average occupancy represents the average occupied units for the reporting period divided by the average of total units available for rent for the reporting period.

Development Property

A development property is a property that is either currently under development or is in lease-up prior to reaching overall occupancy of 90%.

EBITDA and Adjusted EBITDA

Each of EBITDA and Adjusted EBITDA is a non-GAAP financial measure. EBITDA is defined as net income before interest expense including amortization of deferred financing costs, income tax expense, and depreciation and amortization expenses. Adjusted EBITDA is EBITDA before certain other non-cash or non-operating gains or losses related to items such as loss on impairment (gain on sale) of real estate, debt extinguishments and acquisition related debt extinguishment expenses, casualty (gains) losses and income (loss) from investments in unconsolidated real estate entities. We consider each of EBITDA and Adjusted EBITDA to be an appropriate supplemental measure of performance because it eliminates interest, income taxes, depreciation and amortization, and other non-cash or non-operating gains and losses, which permits investors to view income from operations without these non-cash or non-operating items. Our calculation of Adjusted EBITDA differs from the methodology used for calculating Adjusted EBITDA by certain other REITs and, accordingly, our Adjusted EBITDA may not be comparable to Adjusted EBITDA reported by other REITs.

Funds From Operations (“FFO”) and Core Funds From Operations (“CFFO”)

We believe that FFO and CFFO, each of which is a non-GAAP financial measure, are additional appropriate measures of the operating performance of a REIT and us in particular. We compute FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), as net income or loss allocated to common shares (computed in accordance with GAAP), excluding real estate-related depreciation and amortization expense, loss on impairment (gain on sale) of real estate and unconsolidated real estate entities, and the cumulative effect of changes in accounting principles. While our calculation of FFO is in accordance with NAREIT’s definition, it may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to FFO computations of such other REITs.

CFFO is a computation made by analysts and investors to measure a real estate company’s operating performance by removing the effect of items that do not reflect ongoing property operations, including depreciation and amortization of other items not included in FFO, and other non-cash or non-operating gains or losses related to items such as casualty (gains) losses, loan premium accretion and discount amortization and debt extinguishment costs from the determination of FFO.

Our calculation of CFFO may differ from the methodology used for calculating CFFO by other REITs and, accordingly, our CFFO may not be comparable to CFFO reported by other REITs. Our management utilizes FFO and CFFO as measures of our operating performance, and believe they are also useful to investors, because they facilitate an understanding of our operating performance after adjustment for certain non-cash or non-recurring items that are required by GAAP to be expensed but may not necessarily be indicative of current operating performance and our operating performance between periods. Furthermore, although FFO, CFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we believe that FFO and CFFO may provide us and our investors with an additional useful measure to compare our financial performance to certain other REITs. Neither FFO nor CFFO is equivalent to net income or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO and CFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Accordingly, FFO and CFFO do not measure whether cash flow is sufficient to fund all of our cash needs, including principal amortization and capital improvements. Neither FFO nor CFFO should be considered as an alternative to net income or any other GAAP measurement as an indicator of our operating performance or as an alternative to cash flow from operating, investing, and financing activities as a measure of our liquidity.

Interest Coverage

Interest coverage is a ratio computed by dividing Adjusted EBITDA by interest expense.

Net Debt

Net debt, a non-GAAP financial measure, equals total consolidated debt less cash and cash equivalents and loan premiums and discounts. The following table provides a reconciliation of total consolidated debt to net debt (dollars in thousands).

	As of
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Total debt	$2,296,202	$2,249,801	$2,253,957	$2,333,683	$2,286,694
Less: cash and cash equivalents	(23,290)	(19,491)	(29,055)	(21,228)	(17,611)
Less: loan discounts and premiums, net	(23,863)	(25,469)	(27,454)	(31,721)	(33,970)
Total net debt	$2,249,049	$2,204,841	$2,197,448	$2,280,734	$2,235,113

We present net debt and net debt to Adjusted EBITDA because management believes it is a useful measure of our credit position and progress toward reducing leverage. The calculation is limited because we may not always be able to use cash to repay debt on a dollar for dollar basis.

Net Operating Income

We believe that Net Operating Income (“NOI”), a non-GAAP financial measure, is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding interest expense, depreciation and amortization, casualty related costs and gains, property management expenses, general and administrative expenses and net gains on sale of assets.

Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a same-store and non same-store basis because NOI measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental housing and property operating expenses. However, NOI should only be used as an alternative measure of our financial performance.

Non Same-Store Properties and Non Same-Store Portfolio

Properties that did not meet the definition of a same-store property as of the beginning of the previous year.

Same-Store Properties and Same-Store Portfolio

We review our same-store portfolio at the beginning of each calendar year. Properties are added into the same-store portfolio if they were owned and not a development property at the beginning of the previous year. Properties that are held for sale or have been sold are excluded from the same-store portfolio.

Rent Premium on Value Add Renovations

The rent premium reflects the per unit per month difference between the rental rate on the renovated unit excluding the impact of upfront concessions, if any, and the market rent for an unrenovated unit as of the date presented, as determined by management consistent with its customary rent-setting and evaluation procedures. We believe excluding the impact of upfront concessions from our rental rates when comparing to the market rental rates for unrenovated units makes the comparison most relevant and the resulting premium provides management with an indicator of the increased rent generated by the unit renovation.

Renovation Costs per Unit

Renovation costs per unit includes all costs to renovate the interior units and make certain exterior renovations, including clubhouses and amenities. Interior costs per unit are based on units leased. Exterior costs per unit are based on total units at the community. Excludes overhead costs to support and manage the value add program as those costs relate to the entire program and cannot be allocated to individual projects.

Return on Investment (“ROI”) on Value Add Renovations

ROI is calculated using the Rent Premium per unit per month, multiplied by 12, divided by the interior renovation costs per unit or the total renovation costs, as applicable. We use ROI on value add renovation projects to measure the profitability of a renovation project relative to other projects or relative to other uses of our capital.

Total Gross Assets

Total Gross Assets equals total assets plus accumulated depreciation and accumulated amortization, including fully depreciated or amortized real estate and real estate related assets. The following table provides a reconciliation of total assets to total gross assets (dollars in thousands).

	As of
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Total assets	$6,092,592	$5,962,626	$5,983,494	$6,057,919	$5,948,204
Plus: accumulated depreciation (a)	890,039	838,718	789,619	753,539	715,702
Plus: accumulated amortization	75,395	72,976	71,001	70,838	69,958
Total gross assets	$7,058,026	$6,874,320	$6,844,114	$6,882,296	$6,733,864

(a)	Includes accumulated depreciation associated with real estate held for sale, as applicable.